CONSULTING AGREEMENT

This Consulting Agreement ("Agreement"), effective this 26th day of June, 2013 ("Effective Date") is by and between eXp Realty, LLC and its parents and subsidiaries (the "Company") and Brian Culhane, an individual residing in the State of Arizona ("Culhane").

WHEREAS, Culhane, in consideration of service to the Company was issued by the Company, pursuant to action taken by the Board of Directors of eXp Realty, LLC on February 15, 2012 ("Authorizing Action"), a temporary increase to his Front Line Qualifying Recruit ("FLQR") total (as that term is defined in the Company's Independent Contract Agreement) pursuant to which Culhane's FLQR total was set to the greater of either 25 or Culhane's actual FLQR total; and,

WHEREAS, as of the date hereof, application of the increase formula set forth in the Authorizing Action results in a net increase to Culhane's FLQR total of 16 (the "FLQR Bump Up"); and,

WHEREAS, for reasons articulated in the Authorizing Action, the FLQR Bump Up is set to expire on October 1, 2013; and,

WHEREAS, Culhane is willing to perform certain prescribed duties set forth herein (and as may be amended from time to time in the Company's discretion) as honorary Chief Cultural Officer ("CCO"); and,

WHEREAS, the Company is willing to eliminate the FLQR Bump Up on a graduated basis in exchange for Culhane's satisfactory performance of CCO duties as prescribed herein; and,

WHEREAS, Culhane is also an accomplished and respected real estate professional who desires to build an ever-growing team of agents (the "Culhane Team"); and,

WHEREAS, the Company owns the website located at www.scottsdaleparadise.com (the "Website") and,

WHEREAS, the Company desires to license to Culhane the Website in consideration of a

referral fee to the Company on closed transactions resulting from leads generated by the Website ("Website Leads"); and,

WHEREAS, Culhane desires to license the Website from the Company on the terms on the terms and conditions set forth herein; and,

WHEREAS, Culhane also presently serves in the capacity of Company Lead Manager; and,

WHEREAS, Culhane and the Company acknowledge that the Company desires to transition the Company Lead Manager responsibilities away from the executive team and to a Company staff member on or before August 31, 2013 ("Company Lead Manager Transition Date").

NOW THEREFORE, in consideration of the mutual premises and promises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Graduated Rollback in FLQR Bump Up.

Beginning on October 1, 2013 and on the first calendar day of each month thereafter through May 1, 2014 ('Initial Rollback Period") the FLQR Bump Up shall be reduced by one (1) so that at the conclusion of the Initial Rollback Period the FLQR Bump Up shall be equal to 8. Beginning on June 1, 2014, and on the first calendar day of each month thereafter through September 1, 2014 ("Secondary Rollback Period"), the FLQR Bump Up shall be reduced by two (2) so that at the conclusion of the Secondary Rollback Period, the FLQR Bump Up shall be equal to zero (0) at which point the FLQR Bump Up shall terminate.

2. License.

The Company grants to Culhane a revocable, exclusive, non-transferable license, without the right to sublicense, to access and make use of the Website for the sole purpose of generating buyer and seller leads to be distributed to Culhane and members of the Culhane Team each of whom shall be affiliated at all times with the Company (the "License"). The License shall continue in force and effect until such time that the Company revokes the License. The Company may revoke the License at any time and for any reason or for no reason at all. All Copyrights in the website are owned by, and and all ownership rights shall remain in, the Company. Requests for additional features or enhancements to the Website shall be directed to the Company. In the event that the Company approves any such request, the cost of such enhancement or add-on, if any, shall be borne by

Culhane.

In consideration of the rights granted under the License, Culhane shall pay a referral fee to the Company ("Referral Fee") of Fifteen Percent (15%) of gross commission income on each transaction which closes in the name of any member of the Culhane Team as a result of a Website Lead (which member was a member of the Culhane Team at the time that the Website Lead was generated) provided that the Closing shall occur within eighteen (18) months of the date on which the Website Lead was generated in order for any Referral Fee to be due. Referral Fees shall not count towards the Company cap of any member of the Culhane Team. Culhane may also terminate the License and all rights granted thereunder by providing the Company not less than 7 days written notice which notice shall state the effective date of termination ("Effective Date of Termination"), provided however that, subject to the foregoing, Referral Fees (as defined below) shall be paid on any and all transactions which close as a result of any Website Lead generated up until the Effective Date of Termination. In the event a Website Lead is distributed to any member of the Company who is not a member of the Culhane Team then the Company shall be entitled to its standard referral fees as set forth in the Company Independent Contractor Agreement. Culhane acknowledges and agrees that Website Leads shall not be distributed to agents or brokers not affiliated with the Company .

The rights and obligations granted under Section 2 of this Agreement and under the License shall be independent of the rights and obligations otherwise contained in this Agreement.

The parties acknowledge the need for an IDX feed that serves the Website alone and not in conjunction with any other websites that the Company maintains. The parties agree that each shall share equally in the cost of initial IDX setup ("Initial Setup Cost") to the Website provided however that in no event shall the Company's contribution to the Initial Setup Cost exceed Two Hundred Twenty-Five and 00/100 Dollars ($225.00). Following initial setup, Culhane shall be responsible for all IDX associated fees, including but not limited to monthly subscription fees.

3. Chief Cultural Officer.

The Company's Chief Cultural Officer is responsible for working with the Company's agents, brokers and staff around the world to maintain, enhance and develop the Company's culture and to instill and preserve the Company's core values, including but not limited to collaboration, entrepreneurship, professional development and gratitude. The Company aims to involve all of its agents and brokers in preserving and enhancing the Company's culture. The CCO is charged with

developing different programs or processes that further this aim. The CCO is entrusted with living the Company's culture statement (identity, philosophy, shared attitudes, values and rules) and facilitating the messaging and uniform adoption of the culture statement. The CCO will professionally demonstrate the Company's cultural values 24/7, and ensure all Company associates apply the Company's culture through the CCO's actions, words, and publications. The CCO ensures messaging doesn't outweigh actions.

In addition to the foregoing and to undertaking other duties and responsibilities as the Company may direct from time to time, Culhane, while serving in the capacity of Chief Cultural Officer shall:

a) work with the Company's President to arrive at a Company Cultural mission statement and a specific list of the Company's core values;

b) identify those individuals within the Company in each state, province or market in which the Company does business who best represent the Company's core values ("Cultural Stakeholders"). Develop specific multi-session program aimed at inspiring the Cultural Stakeholders to practice, speak to, and reflect core values and who can then help foster their adoption among the agent and broker population generally. Create specific written program designed to develop Cultural Stakeholders;

c) submit to President one topic monthly in draft form between 250 and 500 words pertaining to the Company's culture for publication on the Company's cultural blog under the name of the Chief Cultural Officer which blog is to be located on exprealty.com. First topic to be submitted by July 15, 2013 and subsequent topics to be submitted on or before the first of each month thereafter.

d) provide weekly update at Company leadership meeting that speaks, at least in part, specifically to culture (can be anecdotal and demonstrative, statistical, etc.);

e) commit to developing monthly in-Cloud Office event series the sessions of which can be facilitated by CCO, Cultural Stakeholders or guest speakers aimed at community building. Topics may or may not be real estate related. Open to company community members and their guests.

As with all positions within the Company, the CCO role shall be evaluated and re-evaluated on an ongoing basis. The Company may elect to remove Culhane from the CCO role or reassign him at

any time or may elect to eliminate or rename the position.

4. Company Lead Manager.

Culhane agrees to provide transition assistance and training ("Transitional Assistance") to any individual chosen by the Company to succeed Culhane in the position of Company Lead Manager up to, through and beyond the Company Lead Manager Transition Date. The parties acknowledge and agree that any compensation paid to Culhane for managing Company Leads shall terminate as of the Effective Date.

5. Breach. In the event that Culhane breaches any of his obligations hereunder, including but not limited to the obligation to provide Transitional Assistance, the Company may, in addition to any other remedies prescribed in this Agreement or otherwise, accelerate the termination of the FLQR Bump Up by providing Culhane seven (7) days written notice.

6. Washington Law.

This Agreement shall be governed by the laws of the State of Washington.

7. Independent Contractor Status.

The Consultant shall perform all services under this Agreement as an "independent contractor" and not as an employee or agent of the Company. No agency or employment relationship, partnership, joint venture or association is created by this Agreement.

EXP REALTY, LLC

/s/ Jason Gesing

BY: Jason Gesing

/s/ Brian Culhane

Brian Culhane